Registration No. 333-_______

As filed with the Securities and Exchange Commission on May 18, 2011

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

MANPOWER INC.
(d/b/a ManpowerGroup)
(Exact Name of Registrant as Specified in Charter)

Wisconsin	39-1672779
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

100 Manpower Place
Milwaukee, Wisconsin	53212
(Address of principal executive offices)	(Zip Code)

2011 EQUITY INCENTIVE PLAN OF MANPOWER INC.
(Full title of the plan)
_______________
Kenneth C. Hunt
ManpowerGroup
100 Manpower Place
Milwaukee, Wisconsin  532202
(Name and address of agent for service)
(414) 961-1000
(Telephone number, including area code, of agent for service)
______________

Copy to:
Dennis F. Connolly
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
(414) 273-3500

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $.01 par value	3,000,000	$62.94	$188,820,000	$21,922.00

(1) In addition to the shares set forth in this table, pursuant to Rule 416 under the Securities Act, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of the Registrant’s common stock, $.01 par value (the “Common Stock”), that may become issuable as a result of stock dividends, stock splits or similar transactions, as provided in the 2011 Equity Incentive Plan.
(2)The registration fee was calculated pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the Common Stock on the New York Stock Exchange on May 16, 2011.

PART I

The documents containing the information specified in Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the plan listed on the cover of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)	Registrant’s Current Report on Form 8-K dated January 11, 2011;

(d)	Registrant’s Current Report on Form 8-K dated February 23, 2011;

(e)	Registrant’s Current Report on Form 8-K/A dated February 25, 2011;

(f)	Registrant’s Current Report on Form 8-K dated March 11, 2011;

(g)	Registrant’s Current Report on Form 8-K dated April 22, 2011;

(h)	Registrant’s Current Report on Form 8-K dated May 5, 2011; and

(i)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such subscription.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (“WBCL”) require a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, which includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. A corporation is obligated to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, of which such liability includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses, unless such liability was incurred because the director or officer breached or failed to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, the director or officer seeking indemnification is entitled to select one of the following means for determining his or her right to indemnification: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee duly appointed by the board of directors of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Section 180.0850 to 180.0859 are not exclusive. A corporation may expand a director’s or officer’s rights to indemnification: (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, the Registrant has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions of the WBCL with certain exceptions. In particular, Section 7.1(b) of the Registrant’s by-laws, among other items, provides that: (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited; (ii) a director or officer is not entitled to select independent counsel as a means for determining indemnification rights; and (iii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

As permitted by Section 180.0857 of the WBCL, the Registrant has purchased directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against certain liabilities that may arise under the Securities Act.

In addition, the non-employee directors are also parties to an indemnification agreement with the Registrant.

Item 8.  Exhibits

4.1	2011 Equity Incentive Plan of Manpower Inc.

4.2	Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan of Manpower Inc.

5.1	Opinion of Godfrey & Kahn, S.C.

23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney

Item 9.  Undertakings*

The Registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of the plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 5 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

_________________
* Paragraphs correspond to Item 512 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 18, 2011.

MANPOWER INC.
(d/b/a ManpowerGroup)

By:  /s/ Jeffrey A. Joerres
Jeffrey A. Joerres
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                                                           Title                                                                     Date

/s/ Jeffrey A. Joerres                                                  Chairman, President, Chief                                                               May 18, 2011
Jeffrey A. Joerres                                                      Executive Officer and a Director
       (Principal Executive Officer)

/s/ Michael J. Van Handel                                          Executive Vice President, Chief                                                       May 18, 2011
Michael J. Van Handel                                              Financial Officer and Secretary
  (Principal Financial Officer and
        Principal Accounting Officer)

Directors:  Marc J. Bolland, Gina R. Boswell, Cari M. Dominguez, William Downe, Jack M. Greenberg, Patricia A. Hemingway Hall, Terry A. Hueneke, Roberto Mendoza, Ulice Payne, Jr., Elizabeth P. Sartain, John R. Walter and Edward J. Zore.

By: /s/ Kenneth C. Hunt________
Kenneth C. Hunt
Attorney-in-Fact*

*Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

Exhibits

4.1	2011 Equity Incentive Plan of Manpower Inc.

4.2	Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan of Manpower Inc.

5.1	Opinion of Godfrey & Kahn, S.C.

23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney